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EXHIBIT 4.3

DATED  14 January 2000



(1)               GLOBAL INFORMATION GROUP U.S.A., INC.


(2)               CHATELIN CAPITAL PARTNERS LIMITED


(3)               JOLEC TRADING LIMITED


(4)               ANTHONY MOHR


(5)               KOENIG INVEST AG


(6)               NEWICK DEVELOPMENTS LIMITED



-------------------------------------------------

SHARE PURCHASE AND SHAREHOLDERS' AGREEMENT
relating to GLOBAL INFORMATION GROUP U.S.A., INC.
-------------------------------------------------



TITMUSS SAINER DECHERT
2 Serjeants' Inn
London EC4Y 1LT

Ref: C353/062453
Date: 13.01.2000



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                                      INDEX
Clauses                    Headings
-------                    --------

1.                         Definitions and interpretation
2.                         Recitals
3.                         Conditions
4.                         Sale and purchase of the Sale Shares
5.                         Grant of the options
6.                         Completion
7.                         Warranties
8.                         Breach of Warranty
9.                         CCP Director
10.                        Business of the Company
11.                        Reporting
12.                        External funding
13.                        Exit provisions
14.                        Executive undertakings
15.                        Restrictions on the Executive
16.                        Further shareholders
17.                        Issues of Shares
18.                        Transfers of Shares
19.                        Announcements
20.                        General
21.                        Communications
22.                        Costs
23.                        Proper Law

Schedule                   Description
--------                   -----------

First                      The Company
Second                     Warranties
Third                      Restricted Transactions
Fourth                     Deed of Adherence
Fifth                      Agreed Principles for First Loan Agreement
Sixth                      Agreed Principles for Second Loan Agreement
Seventh                    Agreed Principles for Consultancy Agreement
Eighth                     Agreed Principles for Service Agreement



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Appendix                   Description
--------                   -----------

A                          Business Plan
B                          Disclosed Documents

Exhibits                   Description
--------                   -----------

A                          Written consent of Directors of GIG
B                          Resolutions to be passed


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THIS AGREEMENT is made on  14th January 2000
BETWEEN:-

(1) GLOBAL INFORMATION GROUP U.S.A., INC. a company incorporated under the General Corporation Law of the State of Delaware in the USA the principal place of business of which is at One Rockefeller Plaza, New York, NY 10020, USA ("Company");

(2) CHATELIN CAPITAL PARTNERS LIMITED a company incorporated in England and Wales under number 3755000 the registered office of which is at 2 Serjeants' Inn, London EC4Y 1LT ("CCP");

(3) JOLEC TRADING LIMITED a company incorporated under the laws of the British Virgin Islands under number 334217 the principal office of which is at Waterfront Drive, Atlantic Tower, Road Town, Tortola, British Virgin Islands ("Purchaser");

(4) MR ANTHONY MOHR of 29 East Church Street, Bergenfield, New Jersey 07621 USA ("Executive");

(5) KOENIG INVEST AG a company incorporated under the laws of Switzerland under number CH-170.3.022.536-1 the principal place of business of which is at c/o EMB Beratung und Service AG, Zeughausgasse 7a, CH-6301, Zug, Switzerland ("Koenig"); and

(6) NEWICK DEVELOPMENTS LIMITED a company incorporated under the laws of the British Virgin Islands the principal place of business of which is at Waterfront Drive, Atlantic Tower, Road Town, Tortola, British Virgin Islands ("Newick").

1.       DEFINITIONS AND INTERPRETATION

1.1      In this agreement unless the context otherwise requires:-

         "Agreed Form" means in a form agreed by and signed by or on behalf of the Parties with such alterations (if any) as may be agreed in writing between them;

         "Associates" has the meaning given to that expression in section 52 of
         Part II of the Companies Act 1989;

         "Auditors" means the auditors for the time being of the Company;

         "Board" means the board of Directors as constituted from time to time;

         "business day" means a day on which banks generally are open in the city of New York, U.S.A. for the transaction of normal banking business;

         "Business Plan" means the business plan in the Agreed Form (incorporating an action plan and the Financial Plan) as varied pursuant to clause 10.4.3 and profit and cash flow projections which have been supplied by the Executive and the Company to CCP, Koenig, Newick and the Purchaser a copy of which (initialled by the Parties solely for the purposes of identification) is annexed as appendix "A";

         "CCP Director" means a Director appointed by CCP pursuant to the provisions of clause 9 of this agreement and holding office from time to time;

         "Code" means the Internal Revenue Code of 1986, as amended;

         "Completion" means the date upon which completion of the sale and purchase of the Sale Shares takes (or should take) place pursuant to clause 6 of this agreement or (as the case may be) the date of actual completion of the sale and purchase of the Sale Shares;

         "Consultancy Agreement" means a consultancy agreement between the Company and CCP incorporating the agreed principles set out in the seventh schedule and otherwise on usual commercial terms to be executed and delivered pursuant to clause 6.1.6;

         "Deed of Adherence" means a deed in the form set out in the fourth schedule;

         "Designated Persons" means the former and present directors, officers and employees of, and consultants to, the Company;

         "Director" means any director for the time being of the Company;

         "Disclosure Letter" means the letter in the Agreed Form from the Warrantors to CCP, Koenig, Newick and to the Purchaser as at the date of this agreement together with the documents referred to in and attached thereto;


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         "EASDAQ" means the European Association of Securities Dealers Automated
         Quotation based in Brussels, Belgium;

         "family" in relation to any principal shall mean any one or more of such principal, his spouse, his parents, his descendants, including persons claiming descendancy by adoption, his brothers and sisters, the estates of any such persons and the trustees of a trust ("family trust") exclusively for the benefit of the family of such principal;

         "family member" means any shareholder who is a member of a principal's family;

         "Financial Plan" means the detailed operating plan and financial budget for the Company, in the Agreed Form as varied pursuant to clause 10.4.3, referred to in clauses 6.1.4, 10.4.1 and 10.4.2;

         "First Loan" means the unsecured shareholder loan in the principal sum of $300,000 the subject of the First Loan Agreement;

         "First Loan Agreement" means the loan agreement between CCP (as lender) and the Company (as borrower) incorporating the agreed principles set out in the fifth schedule and otherwise on usual commercial terms to be executed and delivered pursuant to clause 6.1.8;

         "First IPO Option" has the meaning given to that expression in clause 5.2;

         "First Take-over Option" has the meaning given to that expression in clause 5.3;

         "Flotation" means the admission or readmission of all or any of the equity share capital of the Company or its parent undertaking to a Recognised Stock Exchange;

         "Forfeit Shares" has the meaning given to that expression in clause
         7.5;

         "Initial Investors" means Heydael B.V., Charles Langereis, Jouke V.P.J. Bracha and Henri Sijthoff, being the other holders of Shares apart from the Executive as at the date of this agreement;

         "Intellectual Property" includes (i) patents, trade marks, registered designs, database rights, and any applications for any of the foregoing, and (ii) copyright, design rights and analogous rights, trade and business names, rights in confidential information, in each case howsoever arising and including any right or interest in any of the foregoing;

         "Investment Period" means the period commencing on Completion and ending on the date of the first to occur of a Flotation and a Third Party Sale;

         "IPO" means a public offering of equity securities by the Company (or its parent) or any other offering of shares of the Company or such parent, which takes place simultaneously with, or which is conditional upon or which follows, a Flotation or a Take-over by a listed parent;

         "IPO Options" means the First IPO Option and the Second IPO Option;

         "IPO Shares" means the securities sold in an IPO;

         "Issue Price" means the price (after subtracting underwriting discounts and commissions) of each security offered in an IPO;

         "Parties" means all the parties to this agreement and the word

         "Party" shall be construed accordingly;

         "Permitted Transfers" means any transfer of any Share which is permitted in accordance with the provisions of clause 18.1;

         "principal" means any person being an individual who was a shareholder of the Company but who has transferred shares to his family;

         "Recognised Stock Exchange" means any internationally recognised stock exchange;

         "Relevant Proportion" in relation to a claim under the Warranties means a percentage equal to the aggregate percentage ownership of CCP and the Purchaser and their Associates of the issued share capital of the Company (or its parent) as at the date of that claim;

         "Restricted Transaction" means any of the acts, transactions and dealings set out in the third schedule;

         "Revenue" means all fiscal or taxing authorities (national or local) whether of the USA or elsewhere;

         "Revised Bylaws" means the proposed revised certificate of incorporation and bylaws of the Company in the Agreed Form (or the bylaws of its parent) and as amended from time to time;

         "Sale Shares" means the 100 Shares, representing 10 per cent. of the issued share capital of the Company at Completion, to be sold by the Executive to the Purchaser pursuant to clause 4;

         "SEC" means the US Securities and Exchange Commission;

         "Second IPO Option" has the meaning given to that expression in clause 5.2;

         "Second Loan Agreement" means the loan agreement between Koenig and Newick (as lenders) and the Company (as borrower) incorporating the agreed principles set out in the sixth schedule and otherwise on usual commercial terms to be executed and delivered pursuant to clause 6.1.8;

         "Second Loan" means the unsecured shareholder loan in the principal sum of $1,200,000 the subject of the Second Loan Agreement;

         "Second Take-over Option" has the meaning given to that expression in clause 5.3;

         "Service Agreement" means the service agreement between the Company and the Executive incorporating the agreed principles set out in the eighth schedule and otherwise on usual commercial terms to be executed and delivered pursuant to clause 6.1.7;

         "Shareholder Loans" the First Shareholder Loan and the Second Shareholder Loan;

         "Shares" means the shares of common stock, par value $0.01 each, of the Company or capital stock or share capital of its parent which has been exchanged for such shares;

         "Take-over" any share for share acquisition of 50 per cent. or more of the Company's shares;

         "Taxation" includes all forms of taxation, duties, value added tax, levies, imposts, charges, withholdings, national insurance, social security, payroll and other contributions, rates and liabilities in respect of deductions at source from employees' emoluments (including any related or incidental penalty, fine, interest or surcharge) whenever created or imposed and whether of the USA or elsewhere;

         "Third Party Sale" means the sale on arms length terms of the whole of the outstanding capital stock of the Company to any person other than any of the Parties or their Associates;

         "transfer" means any sale, transfer, hypothication, charge, mortgage, encumbrance, security interest, declaration of trust, proxy, voting trust or other disposal of Shares or any interest in Shares;

         "Transfer Notice" means the notice to be served on the Company by any shareholder who desires or is obligated to transfer Shares in accordance with clause 18.2.3;

         "US" or "USA" means the United States of America;

         "US GAAP" means generally accepted accounting principles and practices in the USA, consistently applied; and

         "Warranties" means the representations, warranties and undertakings on the part of the Executive and the Company contained in the third schedule and which are made by the Executive and the Company pursuant to clause 7.

1.2      In this agreement unless the context otherwise requires:-

1.2.1 any reference to a clause, schedule or appendix (other than to a schedule to a statutory provision) is a reference to a clause of or schedule or appendix to this agreement; and the schedules and appendices form part of and are deemed to be incorporated in this agreement;

1.2.2 any reference to a statute or statutory provision includes a reference to that provision as amended, re-enacted or replaced and any regulations or orders made under such provisions from time to time whether before or after the date of this agreement and any former statutory provision replaced (with or without modification) by the provision referred to;

1.2.3 any reference to persons includes a reference to firms, corporations or unincorporated associations;

1.2.4 any reference to the singular includes a reference to the plural and vice versa; and any reference to the masculine includes a reference to the feminine and vice versa; and

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1.2.5      any agreement, warranty, representation, indemnity, covenant or undertaking on the part of two or more persons shall be deemed to be given or made by such persons jointly and severally.

1.3 Headings and titles are used for ease of reference only and do not affect the interpretation of this agreement.

1.4 The expression "parent" when used in this agreement in relation to a company shall mean the ultimate parent of that company in accordance with the definition contained in section 258 of the Companies Act 1985.

2.         RECITALS

2.1 The Company is a corporation incorporated under the General Corporation Law of the State of Delaware in the USA.

2.2 At the date of this agreement, the Company had authorised 10,000 shares of common stock, par value $0.01 per share ("Shares") of which 1,000 Shares have been duly issued and are fully paid and non-assessable and are held by the Executive and the Initial Investors in the proportions set out in the first schedule. Further details of the Company are set out in the first schedule.

2.3 The Executive has agreed to sell to the Purchaser and the Purchaser has agreed to purchase on the terms and subject to the conditions of this agreement 100 Shares ("Sale Shares") representing 10 per cent. of the outstanding Shares at Completion for an aggregate consideration of $1.

2.4 Koenig and Newick have together agreed on the terms and subject to the conditions of the First Loan Agreement to advance to the Company in the form of a subordinated loan the sum of $300,000 within 5 business days after Completion.

2.5 The Executive has granted to CCP an option to purchase Shares representing 30 per cent. of the issued share capital of the Company at the date of the purchase referred to in clause 2.4 for a consideration comprising US$1. This option will become exercisable upon the advance to the Company of a further subordinated loan in the sum of $1,200,000 in accordance with the terms and conditions of the Second Loan Agreement.

2.6 The Parties have agreed to pursue a flotation of the Company on EASDAQ or (subject to the approval of CCP and the Purchaser) another Recognised Stock Exchange within 18 months of the date of this agreement or else as soon as practicable thereafter and to follow the Business Plan and the Financial Plan prior to such Flotation. The Company has granted to CCP an option to purchase from the Company that number of newly issued shares in the Company or its parent equal to $2.5 million divided by the Issue Price in connection with any IPO and a further option ("Second IPO Option") to purchase from the Company an additional 10 per cent. of the outstanding Shares or shares in its parent (as enlarged pursuant to the IPO) at a price per share equal to 70 per cent. of the Issue Price. The Second IPO Option shall lapse upon the exercise of either or both of the options referred to in clause 2.7 below.

2.7 Alternatively, the Company will be sold (by way of a Take-over) to or merged with or into a company which is already listed on a Recognised Stock Exchange. The Company has granted to CCP:- (i) an option, exercisable immediately prior to any such transaction, to purchase from the Company such number of shares as shall on the date of exercise represent 10 per cent. of the issued share capital of the Company at a price per share equal to 35 per cent. of the value given to such shares for the purpose of the transaction ("relevant value"); and (ii) an option to purchase from the Company such number of shares as shall on the date of exercise represent 5 per cent. of the issued share capital of the Company at a price per share equal to 10 per cent. of the relevant value. These options shall lapse upon the exercise of the Second IPO Option.

3.         CONDITIONS

3.1 The obligations of the Purchaser under this agreement are conditional upon:-

3.1.1 CCP, Koenig, Newick and the Purchaser being satisfied with the results of their technical, financial, legal and accounting investigations into the business and assets of the Company;

3.1.2 the Service Agreement, the Consultancy Agreement and the Loan Agreements having been executed by the Parties thereto;

3.1.3 the Company having effected and there being in force a key man life insurance policy covering death, accident and liability in respect of the Executive on terms acceptable to CCP and the Purchaser;

3.1.4 the Executive and the Company not being in breach of any of the Warranties or any other obligations or undertakings given or made by him under the terms of this agreement; and

3.1.5 the Company not having, since the date of this agreement, effected any Restricted Transaction without the prior written consent of CCP, Koenig, Newick and the Purchaser;

3.2 If any of such conditions are not fulfilled, or waived by CCP, Koenig, Newick and the Purchaser, on or before 31 January 2000 (or such later date as CCP, Koenig, Newick and the Purchaser may agree) then all obligations and liabilities of the Parties under this agreement shall cease and determine and no Party shall have any claim against the other:-

3.2.1 except insofar as any such conditions shall not have been satisfied due to any act or omission by the Executive or the Company, in which event any claim by CCP, Koenig, Newick and/or the Purchaser under clause 3.3 arising by virtue of such failure shall be preserved; and

3.2.2 save in respect of the provisions of clause 17 and, where the condition contained in clause 3.1.5 has not been satisfied (or waived by CCP, Koenig, Newick and the Purchaser), clauses 7 and 8.

3.3 The Executive and the Company and (solely in respect of the condition contained in clause 3.1.2) CCP, Koenig and Newick shall use their best endeavours to procure fulfilment of the above conditions within 7 business days of the date of this agreement.

3.4 CCP, Koenig, Newick and the Purchaser may at their sole discretion by notice in writing to the Executive and the Company waive in whole or part any or all of the above conditions.

4.         SALE AND PURCHASE OF THE SALE SHARES

4.1 The Executive shall sell the Sale Shares to the Purchaser or as the Purchaser shall otherwise direct and the Purchaser, relying on the Warranties and the other obligations of the Executive and the Company under this agreement, shall purchase or procure the purchase of the Sale Shares. The consideration for the Sale Shares shall comprise the sum of $1 payable in cash at Completion.

4.2 The Executive shall sell the Sale Shares with full title guarantee free from all liens, charges, security interests, encumbrances and adverse claims (and whether or not the Executive knows or could reasonably be expected to know about such matters) together with all rights now or hereafter attaching to them including all dividends declared or payable or distributions made or proposed at any time since the date of incorporation of the Company.

4.3 The Executive shall and shall procure that the Initial Investors shall irrevocably and unconditionally waive all rights of pre-emption or other restrictions on transfer which they may have, whether under the certificate of incorporation or bylaws of the Company by contract or otherwise, in respect of the transfer to the Purchaser or its nominee(s) of the Sale Shares or any of them and all other transfers of Shares contemplated to be made by the Executive under or pursuant to this agreement including the option referred to in clause 5.1, 5.2, 5.3 and shall execute and deliver (and procure the execution and delivery of) all such deeds of waiver in respect thereof as the Purchaser may require. For the avoidance of doubt, this clause does not affect the non-dilutable character of the Shares held by the Initial Investors until the moment of IPO or Flotation. At such event all Shares held by any of the Parties and the Initial Investors shall be equally subject to dilution in case of any further issuance of Shares.

4.4 The Purchaser shall not be obliged to complete the purchase of some only of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously in accordance with the provisions of this agreement.

4.5 The Executive undertakes with the Purchaser that, if and for so long as he remains the registered holder of any of the Sale Shares after Completion, he will hold such Shares and the dividends and other distributions of profits or surplus or other assets in respect of such Shares and all rights arising out of or in connection with them in trust for the Purchaser and will at all times after Completion deal with and dispose of such Shares, dividends, distributions and rights as the Purchaser shall direct and (if so requested by the Purchaser) execute all instruments of proxy or other documents which may be necessary or proper to enable the Purchaser to attend and vote at any meeting of the Company.

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5.         GRANT OF OPTIONS

5.1 In consideration of CCP entering into this agreement and agreeing to arrange the Shareholder Loans and of the payment by CCP to the Executive of an option fee of US$1 on the date of this agreement (the receipt of which is hereby acknowledged), the Executive grants to CCP an option ("Executive Option") to purchase or to procure the purchase of such number of Shares from the Executive ("Executive Option Shares") as shall represent 30 per cent. of the outstanding shares as at the date of completion of the sale and purchase of such Shares pursuant to the exercise of the Executive Option on the following terms and conditions:-

5.1.1 subject to clause 5.1.3, the Executive Option shall be exercisable once only in whole but not in part at any time during the period of 6 months commencing on the day the Second Loan is advanced to the Company by notice in writing to the Executive and the Company and such exercise shall be irrevocable. If not exercised in such period, the Executive Option shall lapse and become incapable of subsequent exercise;

5.1.2 within 5 business days of the date of the notice exercising the Executive Option, the Executive shall deliver to CCP or to such person as CCP may direct stock powers or other instruments of transfer in respect of the Executive Option Shares and duly signed stock powers or other instruments of transfer transferring the Executive Option Shares to CCP (or to such other persons as they may direct) in the proportions notified by CCP. Upon receipt of such stock certificates and stock powers, CCP shall pay to the Executive the aggregate sum of $1 in full satisfaction of the consideration due in respect of the transfer of the Executive Option Shares;

5.1.3 where an agreement is reached pursuant to which the Company will be acquired by or merged with or into another company (including by way of a Take-over), the Executive shall at completion of that agreement grant to CCP an option over his shares in that other company on the same terms and with the at least same value as the Executive Option (based upon the valuations of the Company and the acquiring company for the purposes of the merger or acquisition) and upon the effective grant of such new option to the extent that it has not been exercised the Executive Option shall lapse.

5.2 In consideration of CCP entering into this agreement and the payment by CCP to the Company of the option fee of US$1 on the date of the agreement (the receipt of which is hereby acknowledged) referred to in clause 5.1, the Company grants to CCP an option ("First IPO Option") to purchase that number of Shares equal to $2.5 million divided by the Issue Price ("First IPO Option Shares") as part of an IPO or Flotation and a further option ("Second IPO Option") to purchase that number of Shares equal to 10 per cent. of the outstanding Shares (as enlarged by the IPO Shares) ("Second IPO Option Shares") as part of the IPO or Flotation at a price per share equal to 70 per cent. of the Issue Price on the following terms and conditions:-

5.2.1 subject to clause 5.2.3, each of the IPO Options shall be exercisable once only in whole or in part at any time during the Investment Period (including as part of any IPO) by notice in writing to the Company. To the extent not exercised in such period, the IPO Options shall lapse and become incapable of subsequent exercise;

5.2.2 if the IPO Options are exercised, on the date of the closing of the IPO or admission to listing on a Recognised Stock Exchange the Company shall deliver to CCP or to such persons as they may direct stock powers or other instruments of transfer in respect of the First IPO Option Shares or the Second IPO Option Shares (as the case may be) and a certified copy of the Board minutes allotting the relevant IPO Option Shares to CCP or to such other persons as it may direct in the proportions notified by CCP and register CCP or any persons nominated by it as holders of the shares as holders of the relevant IPO Shares. Upon receipt of such stock certificates and certified copy Board minutes and powers, CCP shall pay to the Company the aggregate applicable purchase price determined pursuant to clause 5.2 in full satisfaction of the consideration in respect of the issue and allotment of the relevant IPO Shares; and

5.2.3 where an agreement is reached pursuant to which the Company will be acquired by or merged with another company, the Company shall grant CCP prior to completion of that agreement grant to CCP options over its shares with the at least same value as the IPO Options or deal value and upon the effective grant of such new options any unexercised IPO Options shall lapse; and

5.2.4 the Second IPO Option shall lapse upon exercise of either or both of the Take-over Options;

5.3 In consideration of CCP entering into this agreement and the payment by CCP to the Company of the option fee of US$1 on the date of the agreement (the receipt of which is hereby acknowledged) referred to in clause 5.1, the Company grants to CCP:- (i) an option, exercisable immediately prior to a Take-over or a merger of the Company with or into a company which is already listed on a Recognised Stock Exchange ("relevant event"), to purchase from the Company such number of Shares as shall on the date of exercise represent 10 per cent. of the issued share capital of the Company at a price per share equal to 35 per cent. of the value given to such shares for the purpose of the transaction ("relevant value"); and (ii) an option, exercisable immediately prior to a relevant event, to purchase from the Company such number of Shares as shall on the date of exercise represent a further 5 per cent. of the issued share capital of the Company on the date of exercise at a price per share equal to 10 per cent. of the relevant value. These options ("Take-over Options") shall be granted on the following terms and conditions:-

5.3.1 each of them shall be exercisable once only in whole or in part at any time between one month and five business days prior to the occurrence of a relevant event by notice in writing to the Company and such exercise shall be irrevocable. To the extent not exercised in such period, the Take-over Options shall lapse and become incapable of subsequent exercise;

5.3.2 within 5 business days of the date of the notice exercising a Take-over Option (and prior to completion of the transaction giving rise to the relevant event), the Company shall deliver to CCP or to such persons as they may direct stock powers in respect of the shares the subject of the relevant Take-over Option and a certified copy of the Board minutes allotting the relevant shares to CCP or to such other persons as it may direct in the proportions notified by CCP and register CCP or any persons nominated by it as holders of the shares. Upon receipt of such stock certificates and certified copy Board minutes and powers, CCP shall pay to the Company the aggregate applicable purchase price determined pursuant to clause 5.3 in full satisfaction of the consideration in respect of the issue and allotment of the relevant Shares; and

5.3.3      the Take-over Options shall lapse upon exercise of the Second IPO
           Option.

6.         COMPLETION

6.1 Completion shall take place at the offices of Titmuss Sainer Dechert in the UK at 2 Serjeants' Inn, London EC4Y 1LT (or at such other place as the Parties may agree) on such date as the Executive and the Purchaser may agree but in any event not later than 72 hours after the conditions set out in clause 3.1 have been fulfilled, or waived as provided in clause 3.4, when each of the Parties shall (so far as it is within his or its powers so to do) take or cause the following steps to be taken and, to the extent necessary, to be sanctioned by the Board and/or the shareholder of the Company (as appropriate):-

6.1.1 the Executive shall deliver to the Purchaser the stock certificates and duly signed stock powers or other instruments of transfer relating to the transfer of the Sale Shares to the Purchaser;

6.1.2 the Purchaser shall pay to the Executive the aggregate sum of $1 in consideration of the transfer of the Sale Shares;

6.1.3 the Company shall register the Purchaser or such persons as the Purchaser may direct as holders of the Sale Shares and issue new stock certificates to the Purchaser or as it may direct in respect of the Sale Shares;

6.1.4      the Company shall adopt the Business Plan and the Financial Plan;

6.1.5      the Company shall appoint the CCP Director as provided by clause 9;

6.1.6 the Company shall deliver to the Purchaser and the Purchaser shall deliver to the Company duly executed copies of the Consultancy Agreement;

6.1.7 the Company shall deliver to the Purchaser copies of the Service Agreement duly executed by the Company and the Executive;

6.1.8 the Company shall deliver to CCP, Koenig and Newick and CCP, Koenig and Newick shall deliver to the Company duly executed copies of the Loan Agreements and CCP shall advance to the Company the First Loan in accordance with the terms of the First Loan Agreement;

6.1.9 the Company shall adopt the Revised Bylaws and revise its certificate of incorporation by incorporating the restricted transactions set out in the third schedule to this agreement as transactions which cannot be conducted by the Company without the unanimous consent of the Board, or, insofar as the transactions set out in the third schedule are resolutions to be passed by the shareholders, without the consent of at least 75% of the shareholders;

6.1.10 the Company shall pay to CCP the arrangement fee of $7,500 referred to in clause 12.3.1 and the fifth schedule in respect of the First Loan and the arrangement fee 2,5 per cent. of the principal amount of the Second Loan Agreement, referred to in clause 12.3.2 and the sixth schedule;

6.1.11 deeds of waiver of pre-emption rights in relation to the issues and transfers of shares contemplated in this agreement in a form satisfactory to the Purchaser duly executed by each of the Initial Investors, such deeds to include confirmation by the Initial Investors that they will cooperate with the other Parties in relation to any Take-over or Flotation and that they have read and consent to the terms of this agreement.

6.2 If any of the Parties (other than the Purchaser, CCP, Koenig and/or Newick) shall fail to perform on or before the date due for Completion any of the obligations which this agreement requires it or him to perform on or by that date, the Purchaser, CCP, Koenig and/or Newick (as the case may be) shall in addition to and without prejudice to any other remedies that they may have be entitled to:-

6.2.1 defer Completion to a date not more than 14 days following the date on which Completion should have taken place (and so that the provisions of this clause shall apply to Completion as so deferred); or

6.2.2      proceed to Completion so far as is practicable; or

6.2.3      rescind this agreement.

7.         WARRANTIES

7.1 In consideration of CCP, Koenig, Newick and the Purchaser, CCP, Koenig and Newick entering into this agreement and the Loan Agreements and the payment by CCP of the option fee referred to in clause 5.1, the Executive and the Company represent and warrant to CCP, Koenig, Newick and the Purchaser that, save only as and to the extent fully and fairly disclosed to CCP, Koenig, Newick and the Purchaser in this agreement or in the Disclosure Letter, each of the Warranties is now true and accurate and will continue to be true and accurate on each day from now up to and including Completion as if repeated on each such day with reference to the facts which shall then exist and the rights and remedies of CCP, Koenig, Newick and the Purchaser in respect of the Warranties are not to be affected or limited by any previous or other disclosures, express or implied, to, or any investigations carried out by, CCP, Koenig, Newick, the Purchaser their officers, representatives and professional advisers, by the sale of the Sale Shares or by CCP, Koenig, Newick or the Purchaser failing to terminate or rescind this agreement, or by any other matter whatsoever, except a specific and duly authorised written waiver or release by CCP, Koenig, Newick and the Purchaser.

7.2 The Executive and the Company will forthwith notify (in writing) CCP, Koenig, Newick and the Purchaser of any matter or thing which may arise or become known to him after the date of this agreement (whether or not prior to Completion) which renders any of the Warranties untrue, inaccurate or misleading in any respect by reference to the facts existing at that time or if he becomes aware of any circumstances which would, or would be likely to, cause any of the Warranties to become untrue, inaccurate or misleading. Any matter or thing so notified shall not be and shall not be deemed to be a disclosure for the purpose of qualifying or limiting the liability of the Executive or the Company pursuant to this agreement.

7.3.1 The following provisions of this clause 7.3 shall operate to limit the liability of the Executive and the Company pursuant to the Warranties and references to "breach", "claim" and "liability" (and any similar expression) shall, unless the context otherwise requires, be references to a breach of or a claim or liability arising pursuant to the Warranties notwithstanding any other provisions contained in this agreement.

7.3.2 No claim shall be made unless the Executive and the Company shall have been given written notice by or on behalf of CCP, Koenig, Newick or the Purchaser of that claim (in the case of a liability relating to a matter other than Taxation or a Warranty in Sections 3 and 15) during the Investment Period or (in the case of a liability relating to Taxation) prior to the seventh anniversary of Completion together with reasonable written details of the specific matter and amount in respect of which a claim is made.

7.3.3 If the Executive or the Company shall be unable to satisfy his or its liability under the Warranties by payment in cash, CCP, Koenig, Newick or the Purchaser shall be entitled to require him or it to do so by written notice requiring him or it to transfer and/or to procure the transfer of such number of Shares (in addition to the Sale Shares and the Option Shares) as shall have an aggregate value equal to the amount of such liability. For the purposes of the prior sentence, the value of the Shares to be transferred shall be the value (taking into account the effect of the breach in determining the value) as agreed between the Parties or, failing agreement, as the Auditors shall state in writing to be their opinion of a fair value thereof. In arriving at such opinion the Auditors shall assume a sale between a willing vendor and a willing purchaser on the relevant date taking into account (if such be the case) any bona fide offer received from any person not being a shareholder to purchase the Shares or any of them. In producing such statement the Auditors shall be deemed to be acting as experts and their decision shall be final and binding upon the Parties.

7.3.4 If CCP, Koenig, Newick or the Purchaser makes a claim against the Executive under Clause 7.1, the Executive shall not have or pursue any claim or third party action to join in, claim against, seek a contribution from or otherwise claim or seek damages or compensation from the Company in respect of any such claim and the Executive and the Company hereby confirm to CCP, Koenig, Newick and the Purchaser that the Company has not entered into any indemnity or other agreement or arrangement concerning the liability of the Executive or the Company for any breach of the Warranties or any other provision of this agreement.

7.3.5 Where notice of a claim is given to the Executive and/or the Company (in accordance with clause 7.3.2), no legal proceedings may be commenced in respect of that claim until one month after the date of notification. During such one month period the relevant Parties shall attempt in good faith to settle the claim between themselves or else to agree upon an independent arbitration procedure for the claim.

7.4 Each of the Warranties, covenants, indemnities and undertakings set out in this agreement is separate and independent.

7.5 If the Company shall not have achieved a market value of $6 million at any time within the one year period commencing the day after Completion, the Executive shall be deemed to have served a Transfer Notice transferring or procuring the transfer to CCP (or to such other persons as they may direct) in such proportions as they shall direct of such number of Shares as shall equate to 21 per cent of the issued share capital of the Company at the date of such Transfer Notice ("Forfeit Shares") for an aggregate consideration of $1. For the avoidance of doubt, if the Company shall have achieved a market value of $6 million or more at any time within the one year period commencing the day after Completion, the Executive shall not be deemed to have served a Transfer Notice pursuant to this clause. For the purposes of this clause, the "market value" of the Company shall be: (i) based upon the highest price paid in an arms length sale or the subject of a bona fide arms length offer during the Relevant Period for a minimum of 10 per cent. of the issued share capital of the Company; or (ii) where no such sale or offer takes place within the Relevant Period, the Transfer Value of the Company (referred to in clause 7.3.3) as determined by the Auditors based upon an arms length sale of 10 per cent. of the issued share capital of the Company. The Auditors shall be deemed to be acting as experts and their decision shall be final and binding upon the Parties.

8.         BREACH OF WARRANTY

8.1 Without restricting the rights or the ability of CCP, Koenig, Newick or the Purchaser to claim damages on any basis if it shall be found that any matter which is the subject of any of the Warranties is not as represented, warranted or undertaken then, if CCP, Koenig, Newick and/or the Purchaser (as appropriate) shall so elect by notice in writing to the Executive or the Company, the Executive or the Company (as the case may be) shall on demand pay to CCP, Koenig, Newick and/or the Purchaser (as appropriate):-

8.1.1 a sum equal to the Relevant Proportion of the amount by which the value (or amount) at Completion of any asset or liability of the Company (computed for this purpose on the basis that full provision was made for the facts and circumstances in relation to which such breach arose) was less or, in the case of a liability, greater than the value (or amount) at Completion of such asset or liability (computed for this purpose on the assumption that the facts and circumstances had been such as to involve no such breach); and

8.1.2 all costs and expenses incurred by CCP, Koenig, Newick and/or the Purchaser as a result of such breach, together with such other amounts as shall be required to compensate them for any other loss or damage which they shall have suffered.

8.2 The Executive and the Company will forthwith notify (in writing) CCP, Koenig, Newick and the Purchaser of any matter or thing which may arise or become known to either of them after the date of this agreement (whether or not prior to Completion) which is inconsistent with any of the Warranties or which is or may reasonably be anticipated to be material to be known by a purchaser for value of the Sale Shares. Any matter or thing so notified shall not be and shall not be deemed to be a disclosure for the purpose of qualifying or limiting the liability of the Executive or the Company pursuant to this agreement.

8.3 If CCP, Koenig, Newick or the Purchaser becomes aware (whether as a consequence of any notification made by the Executive or the Company or otherwise) of any breach of the Warranties, then CCP, Koenig, Newick or the Purchaser (as appropriate) may rescind this agreement by giving notice in writing to the other Parties to that effect.

9.         CCP DIRECTOR

9.1 CCP shall be entitled during the Investment Period and for a period of twelve months thereafter to appoint one person to be Director and to remove such Director and to appoint another person in his place as necessary, by notice in writing to the Company which shall take effect at the time it is served on the Company.

9.2        A CCP Director shall:-

9.2.1 (notwithstanding any provision from time to time of the Company) not be required to hold any share qualification, shall not be subject to retirement by rotation, may appoint any other person to be his alternate director and may only be removed by CCP;

9.2.2 be entitled to disclose to CCP such information regarding the Company as he shall in his absolute discretion determine; and

9.2.3 be entitled to be reimbursed by the Company for all expenses reasonably incurred by him in connection with the performance of his duties as a CCP Director.

9.3 At any meeting of the Company at which a resolution is proposed by CCP to appoint or remove a CCP Director, the Executive hereby agrees to vote in favour of any such appointment or removal.

9.4 Except as expressly provided under this agreement or as contemplated in the Business Plan, the number of Directors shall not exceed 5 at any time during the Investment Period except with the prior written consent of CCP.

10.        BUSINESS OF THE COMPANY

10.1 The Executive and the Company covenant and undertake to CCP, Koenig, Newick and the Purchaser that during the Investment Period, save with the prior written consent of CCP, Koenig, Newick and the Purchaser, any expansion, development or evolution of the Company's business or any part thereof (whether to be conducted as part of or in connection with such main business or ancillary to it) will only be effected through the Company or a wholly owned subsidiary of the Company.

10.2 The Executive undertakes to and covenants with CCP, Koenig, Newick and the Purchaser that (subject to all applicable legal requirements) he will exercise his votes as director and/or shareholder in the Company so as to procure so far as he is able, and the Company agrees to ensure, that during the Investment Period, save with the prior written consent of CCP, Koenig, Newick and the Purchaser, the Company does not carry out or agree (whether conditionally or unconditionally) to carry out any Restricted Transaction. The Company shall endeavor its best efforts to alter its certificate of incorporation to reflect this on or prior to Completion, or in any case no later than 30 days thereafter.

10.3 Each of the Parties agrees that at all times during the Investment Period it shall fully and punctually perform and comply with all obligations on its part under the Revised Bylaws and it is agreed that each provision of the Revised Bylaws shall be enforceable by the Parties between themselves in whatever capacity.

10.4.1 At Completion, the Company shall and the other Parties shall ensure in so far as they are able that the Company shall adopt the Business Plan (incorporating the Financial Plan).

10.4.2 The Parties agree that during the Investment Period: (i) the Company shall pursue the Business Plan; (ii) no material action shall be taken by the Company except as expressly contemplated in the Business Plan; and (iii) no expenditure shall be incurred by the Company except as expressly contemplated in the Financial Plan; in each case except as approved by the CCP Director (who shall act in good faith in the interests of the Company).

10.4.3 The Business Plan may be altered at any time with the prior agreement of all the Directors but may not otherwise be altered.

10.5 The Company undertakes to CCP, Koenig, Newick and to the Purchaser that it shall keep in force key man insurance policy in respect of the Executive for so long as he is a director or employee of the Company.

11.        REPORTING

11.1 The Company and the Executive agree that during the Investment Period the Company shall provide to CCP, Koenig, Newick and to the Purchaser in relation to the Company:-

11.1.1 audited accounts and an annual report of the Company within four months (or such longer period as CCP, Koenig, Newick and the Purchaser may agree) of the end of the accounting period to which they relate as soon as reasonably practicable at the end of each accounting period in accordance with US GAAP and such accounts shall be laid before the Company in general meeting no later than five months after the relevant accounting reference date;

11.1.2 such financial and other information about the Company as CCP, Koenig, Newick and the Purchaser may from time to time reasonably require;

11.1.3 within three weeks of the end of each calendar month management accounts in a format agreed with CCP, Koenig, Newick and the Purchaser and containing profit and loss account, balance sheet, cash flow forecast for the next calendar month and provide a comparison between budgeted and actual results together with a report on any significant variations between such results and a report on the Company's performance by the Executive;

11.1.4 proofs for approval of all notices of meeting (other than notices of annual general meetings containing notice of routine business only) reports, announcements or other documents (other than statutory accounts) proposed to be sent to holders of any securities of the Company.

11.1.5 all notices, reports, announcements or other documents at the same time as they are sent to the holders of any securities of the Company and copies of all resolutions passed by the holders of securities of the Company within 14 days of such resolution being passed;

11.1.6 any proposed public announcement in relation to CCP, Koenig, Newick and/or the Purchaser and no such announcement shall be made without the prior approval of CCP, Koenig, Newick and/or the Purchaser (as appropriate) unless required by law or other regulatory requirements;

11.1.7 copies of documents relating to transactions which are or may be material to the business of the Company;

11.1.8 as soon as they are available, full details of any material adverse change in the financial position or prospects of the Company; and

11.1.9 as soon as it or he become aware of the same, inform CCP, Koenig, Newick and the Purchaser of any general offer proposed to be made to shareholders of the Company or any discussions likely to lead to the same and any material litigation which may be made or threatened by or against the Company or any circumstance likely to give rise to the same.

11.2 The Company and the Executive agree with CCP, Koenig, Newick and the Purchaser that:-

11.2.1 all the business of the Company (other than day to day business) shall be carried on by the Board and a meeting of the Board shall be convened and held at least once in every calendar month;

11.2.2 unless the CCP Director agrees otherwise in relation to any particular meeting, Board meetings shall be convened by not less than 7 clear business days notice given to all directors at the addresses which they shall have supplied to the Company for the purpose of such notice;

11.2.3 notice of all Board meetings shall be accompanied by a written agenda specifying the business of such meeting and copies of all papers that shall be relevant for such meeting and only the business so specified may be transacted at such meeting save where (in an emergency) the interests of the Company dictate otherwise or where the CCP Director shall otherwise agree and as soon as practicable after each such meeting a copy of the minutes of the meeting shall be sent to the CCP Director.

11.3 CCP, Koenig, Newick and the Purchaser shall be entitled to examine all books and accounts of the Company.

12.        EXTERNAL FUNDING

12.1 Following Completion, the initial external funding of the Company shall be provided by way of the First Loan.

12.2 If during the Investment Period additional external funding ("Additional Funding") is required by the Company, then if so approved by CCP:-

12.2.1 to the extent that CCP so elects, the Additional Funding shall first be provided:-

12.2.1.1 by advances under the Second Loan Agreement and in the form of consideration payable to the Company pursuant to the exercise of any of the options referred to in this agreement; and/or

12.2.1.2 to the extent that the amount of the required Additional Funding exceeds the principal sum of the Second Loan Agreement, by way of funding on commercial terms agreeable to the Board provided or procured by CCP; or

12.2.2 to the extent that CCP do not elect to provide or procure the provision of the Additional Funding pursuant to clause 12.2.1 within 20 business days ("Funding Period") of receipt by CCP from the Board of a written request for the Additional Funding (setting out in reasonable detail the purpose for which the Additional Funding is required), the Company shall be entitled to raise the Additional Funding:-

12.2.2.1 from the other shareholders of the Company (and their Associates) on terms no more favourable than those offered under clause 12.2.1.2; or

12.2.2.2 from third parties (excluding shareholders of the Company and their Associates) on reasonable commercial terms acceptable to all those Directors present at a meeting of the Board duly convened and held; provided that the percentage shareholding in the Company represented by Sale Shares (and any other Shares then owned by CCP or the Purchaser or their Associates) shall not in any way be reduced (ignoring for this purpose any increase in such percentage as a result of funding provided to the Company by such shareholders under this clause 12.2) as a result of any such funding.

12.3       The Company shall pay arrangement fees as follows:-

12.3.1 to CCP in respect of the First Loan, a fee of 2.5 per cent. of the principal amount of the loan, being $7,500, payable at Completion;

12.3.2 to CCP a total fee of US$30,000, in each case in respect of the Second Loan and payable at the grant of the Second Loan, subject to the terms of the Second; and

12.3.3 to CCP, in respect of an IPO, 2.5 per cent. of the aggregate total gross proceeds to the Company from such IPO payable within 3 business days of an IPO (or, in the case of a Take-over, 2.5 per cent. of the valuation of the Company for the purposes of such Take-over (which valuation shall, in the case of disagreement, be confirmed by the Auditors).

12.4.1 Subject to clause 12.4.2, at Completion, the Company shall deliver to a Dutch civil law notary nominated by CCP, Koenig and Newick the source codes for all the bespoke computer software used in the Company's business as security for the obligations of the Company under the Loan Agreements. The source codes may at any time be transferred to such other agent as CCP, Koenig, Newick and the Company may agree. The Dutch notary and such or other agreed agent ("Escrow Agent") shall hold the source codes in escrow on behalf of CCP, Koenig and Newick on the following terms:-

12.4.1.1 the source codes shall be released to CCP upon receipt by the Escrow Agent from CCP of a written direction to do so; CCP shall only be entitled to issue such direction where the Company is in material breach of either of the Loan Agreements where any failure of the Company to pay any interest or principal when due will constitute a material breach;

12.4.1.2 subject to clause 12.4.1.1, the source codes shall be released to the Company upon receipt by the Escrow Agent from CCP of a written direction to do so; CCP shall issue such direction once the Company's obligations under the Loan Agreements have been satisfied in full;

12.4.1.3 the fees and expenses of the Escrow Agent shall be borne by the Company.

12.4.2 At the date of this agreement, the Company is in the process of negotiating the acquisition of the source codes referred to in clause
           12.4.1. If (because the Company does not then own the source codes or for any other reason) the Company is not able to deposit the source codes with the Escrow Agent at Completion then it shall use its best endeavours to ensure that it does so as reasonably practicable thereafter.

13.        EXIT PROVISIONS

13.1 If , at any time during the Investment Period, the Executive whishes to sell or dispose of his Shares to another party ("the Proposed Transferee"), he shall not be able to consummate such sale unless the following conditions have been complied with: (a) he shall have first given CCP and the Purchaser or their assigns, pro rata to their shareholdings in the Company, the right to purchase the Shares being offered by the Executive upon the same terms and conditions that he is willing to offer them to the Proposed Transferee and (b) in the event that CCP and/or the Purchaser whish to exercise such right of first refusal, the Executive shall have given CCP and Purchaser or their assigns the opportunity to sell the same proportion of their Shares as the Executive is willing to sell to the Proposed Transferee and upon the same terms and conditions. If CCP and/or Purchaser have not exercised either their right of first refusal or their right to sell their Shares along with the sale of the Shares of Executive, the Executive will be permitted to consummate the proposed sale but on terms no more favorable to the Proposed Transferee than those first proposed.

14.        EXECUTIVE UNDERTAKINGS

14.1 The Executive undertakes to the Company, CCP, Koenig, Newick and the Purchaser that during the Investment Period save with the prior written consent of CCP, Koenig, Newick, the Purchaser and the Company (such consent not to be unreasonably withheld):-

14.1.1 he will during normal business hours and such other hours as may be required under his Service agreement devote his full time and attention to the business of the Company and shall not hold any other office or appointment nor be concerned with any other business whether or not in competition with any business carried on by the Company; and

14.1.2 he will not transfer Shares: (i) to the extent that following such transfer he holds less Shares than the number of Forfeit Shares (except where the Forfeit Shares have been transferred to CCP pursuant to clause 7.5) and the Executive Option Shares (except where the Executive Option Shares have been transferred to CCP pursuant to the exercise of the Executive Option); or (ii) otherwise than in accordance clause 18 of this agreement and any relevant provisions of the Revised Bylaws.

14.2 If during the Investment Period the Executive ceases to be a director or employee of the Company (except as a result of his death, serious illness or unlawful dismissal) then unless CCP and the Purchaser otherwise agree a Transfer Notice shall be deemed to be served with effect from the expiry of a period of 30 days of such cessation in respect of 50 per cent. of the Shares of which the Executive and/or his Permitted Transferees are the registered holders as at the date of such Transfer Notice. The Transfer Price for the purpose of any transfer of such Shares pursuant to such Transfer Notice shall be equal to 50 per cent. of the market value of the Shares as agreed between the relevant Parties or (in the absence of agreement) determined by the Auditors.

14.3 The Company shall procure that provisions equivalent to those contained in clause 14.1.1 shall apply to any director (other than any CCP Director) who may be appointed in place of the Executive.

14.4 The Executive represents and warrants to CCP, Koenig, Newick and to the Purchaser that:-

14.4.1 he is not subject to any legally enforceable obligation (express, implied, statutory, contractual or otherwise) or subject to any duty which would or is likely to:-

14.4.1.1 prevent and/or restrict him from being engaged, concerned or interested in any capacity in any part of the business of the Company, unless this would be in the best interest of the Company;

14.4.1.2 prevent and/or restrict the Company from doing business with any person, firm or company with which it might otherwise do business;

14.4.1.3 require him or any other person to give any account of profits or render him or any other person liable in damages; or

14.4.1.4 adversely affect the implementation of this agreement and/or the Business Plan; and

14.4.2 the Disclosure Letter contains full details of all legally enforceable obligations undertaken by the Executive to his previous employer and its subsidiary, associated or holding companies which might operate to restrict his business activities, whether before or after the cessation of his employment, by any such company and of any legal advice obtained by him in relation to such arrangements and their application to the business activities of the Company as previously carried on or as envisaged by this agreement and/or the Business Plan.

15.        RESTRICTIONS ON THE EXECUTIVE

15.1       In this clause:-

           "Business" means the existing business of the Company as carried out at the date of this agreement and the proposed business of the Company as described in the Business Plan;

           "directly or indirectly" means (without prejudice to the generality of the expression) either alone or jointly or in partnership with any other person, firm or company or (except as the holder for investment purposes only of securities in any company not exceeding 3 per cent in nominal value of the securities of that class in issue or shares) as the holder of any interest in or as an employee director agent or representative of or consultant to any other person firm or company; and

           "Restriction Period" means the Investment Period;

15.2 The Executive undertakes to CCP, the Purchaser, Koenig, Newick and the Company that he will not (other than for and on behalf of the Company) without the prior written consent of CCP, Koenig, Newick and the Purchaser directly or indirectly:-

15.2.1 at any time during the Restriction Period offer employment to or employ or offer or conclude any contract for services with any person who at any time during the Restriction Period shall have been a director, employee, consultant or agent of the Company entitled to emoluments (including commission if any) exceeding the annual rate of $25,000 ("Senior Employee"); or

15.2.2 at any time during the Restriction Period knowingly assist any competitor of the Company to a material extent in carrying on or developing any business which may in any way be the same as or similar to or in competition with the Business; or

15.2.3 at any time during the Restriction Period seek to contract with or engage any person who has been contracted with or engaged to manufacture, assemble, supply or deliver products or services to the Company at any time during the Restriction Period or the period of 12 months prior to the date of this agreement; or

15.2.4 at any time solicit or entice or endeavour to entice any Senior Employee of the Company away from the Company; or

15.2.5 at any time entice or endeavour to entice any person to breach his contract for services with the Company; or

15.2.6 except as required by law at any time disclose to any person or use for his own benefit (or that of any other person) any information or know-how of a confidential nature concerning and relating to the goodwill of the Company including (without limitation) information and know-how as to products, processes, techniques, suppliers, customers, finances, business policy and expansion or forward planning programmes; or

15.2.7 at any time falsely represent himself as being connected with or interested in the Company; or

15.2.8 except as required by law at any time do or say anything likely or calculated to lead any person, firm or company to withdraw from or cease to continue offering to the Company any rights (whether of purchase, sale, distribution, agency or otherwise) then enjoyed by it or in any other way to cease to do business or reduce the amount of business it transacts with any shareholder of the Company; or

15.2.9 at any time carry on a business under the name "Global Information Group" or any part combination or abbreviation thereof or any similar or other name likely to confuse or mislead any part of the public.

15.3 The Executive acknowledges and agrees with CCP, Koenig, Newick and the Purchaser that:-

15.3.1 each of the sub-clauses contained in clause 15.2 constitutes an entirely separate severable and independent covenant by and restriction on him;

15.3.2 the duration, extent and application of each of the restrictions contained in clause 15.2 are no greater than is necessary for the protection of the goodwill and trade connections of the Business and the value of the Company; and

15.3.3 if any restriction contained in clause 15.2 shall be found void but would be valid if some part thereof were deleted such restriction shall apply with any such deletion as may be necessary to make it valid and effective.

16.        FURTHER SHAREHOLDERS

16.1 Subject to clauses 12, 16.2 and 18.5, no allotment or transfer of any Shares shall be made or registered other than in accordance with clause 18 of this agreement and the Revised Bylaws nor until the proposed allottee or transferee (if not already bound by the terms of this agreement) has entered into a Deed of Adherence.

16.2 Within 6 months following Completion (or such longer period as CCP shall determine) the Company shall establish an executive share option scheme ("Scheme") for its executive directors and senior employees. The terms of the Scheme shall be determined by the Board. The Company shall issue such number of Shares to the Purchaser (or as it may direct) so as to ensure that the percentage shareholdings represented by the Sale Shares shall not in any way be reduced as a result of the issue of new shares in the Company under the Scheme.

17.        ISSUES OF SHARES

17.1 Notwithstanding anything to the contrary in this agreement or the Revised Bylaws, no unissued Share may be issued without the consent in writing of at least 75% of the shareholders of the Company.

17.2.1 Notwithstanding anything to the contrary in this agreement or the Revised Bylaws but subject to clause 17.1 all unissued shares shall, before sale or issue to any person on any terms, be offered on no less favourable terms first to the holders of shares in the Company in the following manner:-

17.2.1.1 the offer shall be by notice in writing and shall specify the number and class of shares which the Company desires to issue ("Offer Shares") and the proposed terms of the issue of the shares and shall invite each shareholder of the Company to apply in writing within such period ("Offer Period") as shall be specified in the notice (being a period expiring not less than 21 days from the date of the notice) for such maximum number of the Offer Shares as he wishes to take and to submit his remittance for the full amount payable in respect of the shares applied for;

17.2.1.2 the Offer Shares (or so many of them as shall have been applied for) shall be allotted on the same terms to and amongst the shareholders of the Company who have applied for them and who have submitted the full remittance in respect of the shares applied for on the earlier of:-

17.2.1.2.1 the date of expiration of the Offer Period; or

17.2.1.2.2 the date the Company receives notice in writing of the application for or refusal of the Offer Shares from every shareholder of the Company;

17.2.1.3 the Directors shall allocate the Offer Shares to and amongst the applying shareholders of the Company according to the number of Offer Shares applied for by each of such applying shareholders or, if the number of shares applied for exceeds the number of Offer Shares, on the basis that each such applying shareholder shall be allocated the number of Offer Shares applied for by him up to the proportion (as nearly as practicable) of the Offer Shares which the nominal value of shares of whatever class held by each of them respectively bears to the nominal value of the shares held by all such applying shareholders. If any Offer Shares remain unallocated they shall be allocated to and amongst those applying shareholders whose applications have not been satisfied in full in the proportion (as nearly as practicable) which the number of Offer Shares originally applied for by each such applying shareholder less the number of Offer Shares already allocated to him bears to the total number of Offer Shares originally applied for by all such applying shareholders less the number of Offer Shares already allocated to them;

17.2.1.4 if any shareholder of the Company is allotted fewer shares than he has applied for, then the balance of the amount remitted by him shall be returned to him (without interest) on the date the shares are allotted to him;

17.2.1.5 no shareholder shall be obliged to take more than the maximum number of shares applied for by him;

17.2.2 The Directors may dispose of any unissued shares not applied for by the shareholders of the Company or which, by reason of any other difficulty in apportioning the same, cannot in the opinion of the directors be conveniently allotted under this clause 16.4 at a price and on terms no more favourable than those at which the shares were initially offered to the shareholders.

18.        ANNOUNCEMENTS

           Neither the Company nor the Executive shall (otherwise than as required by law make any announcement or divulge any information concerning each of CCP's, the Purchaser's, Koenig's and/or Newick's involvement in the Company or the terms of the agreement without the prior consent in writing of CCP, the Purchaser, Koenig and Newick.

19.        GENERAL

19.1 Nothing in this agreement or in any document referred to in it shall constitute or be deemed to constitute a partnership or agency relationship between any of the Parties, nor (save as expressly provided herein) shall the execution, completion and implementation of this agreement confer on any Party any power to bind or impose any obligations on any other Party or to pledge the credit of any other Party or to create any fiduciary relationship with any other Party.

19.2 This agreement together with the Revised Bylaws and any other documents which this agreement expressly requires shall be signed as executed shall constitute the entire understanding and agreement between the Parties in relation to the subject matter of this agreement, expressly exclude any warranty, condition or other undertaking implied at law or by custom and supersede all previous agreements and understandings between the Parties with respect thereto and each of the Parties acknowledges and confirms that it does not enter into this agreement in reliance on any representation, warranty or other undertaking not fully reflected in the terms of this agreement, the Revised Bylaws or any other document which this agreement expressly requires shall be signed as executed.

19.3 Any variation of this agreement shall be binding only if it is recorded in a document signed by or on behalf of the Parties.

19.4 The Executive may not assign or delegate any of his rights or obligations under this agreement or any of the documents which this agreement expressly requires to be signed or executed in whole or in part (otherwise than pursuant to a transfer of Shares in accordance in all respects with the provisions and requirements of this agreement and of the Revised Bylaws). Notwithstanding anything to the contrary contained in the Revised Bylaws, each of CCP, Koenig, Newick and the Purchaser shall be free to assign any of its rights or obligations under this agreement or any of the documents which this agreement expressly requires to be signed or executed in whole or in part.

19.5 Any right or remedy of the Parties in respect of a breach of any provision of this agreement shall be in addition and without prejudice to all other rights and remedies of the Parties and no failure to exercise or delay in exercising or enforcing any right or remedy shall constitute a waiver by that Party of that or any of its other rights or remedies and no single or partial exercise or enforcement of any right or remedy shall preclude or restrict the further exercise or enforcement of any such right or remedy.

19.6 In the event of any conflict between the Revised Bylaws and this agreement, CCP, Koenig, Newick, the Purchaser and the Executive agree to consent to the holding of a general meeting of the Company on short notice at which a resolution in a form prepared by the Company and approved by CCP, Koenig, Newick and the Purchaser (such approval not to be unreasonably withheld or delayed) is proposed to amend the Bylaws so that they do not conflict with this agreement and pending the passing of such resolution the Executive and CCP, Koenig, Newick and the Purchaser agree that the terms of this agreement shall prevail so as to govern the exercise by the Executive and CCP and the Purchaser of their respective rights as shareholders in the Company.

19.7 If any of the provisions of this agreement are held to be invalid, illegal or unenforceable in any respect under any law, the validity legality or enforceability of the remainder of this agreement shall not be affected.

19.8 The Parties shall and shall use all reasonable endeavours to procure that any necessary third party shall do, execute and perform all such further deeds, documents, assurances, acts and things as may be reasonably required to give effect to this agreement including, without limitation, calling meetings of shareholders of the Company, the Board and voting at all such meetings in favour of all resolutions remaining if desirable for such purpose and the signing of all waivers of pre-emption rights which any Shareholder may have in relation to the issue of transfer of Shares.

19.9 Each of the obligations, representations, warranties, indemnities and undertakings entered into or made by or on behalf of any of the Parties (excluding any obligation fully performed at Completion) shall continue in full force and effect notwithstanding Completion taking place.

19.10 This agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts together shall constitute one and the same agreement.

20.        COMMUNICATIONS

20.1 All communications between the Parties with respect to this agreement shall be in writing and delivered by hand or sent by pre-paid post (first class if inland, airmail if overseas) or facsimile telecopier ("fax") to the address of the addressee as set out in this agreement, or to such other address or fax number as the addressee may from time to time have notified for the purposes of this clause.

20.2 All communications to be sent to CCP and/or the Purchaser and/or Koenig and/or Newick shall be sent to the person whose name is given in clause 19.4 ("Representative") and each of CCP and the Purchaser and Koenig and Newick agrees that any communication received by the Representative shall be deemed to be communication to each of them.

20.3       Communications shall be deemed to have been received:-

20.3.1     if delivered by hand, on the day of delivery;

20.3.2 if sent by first class post, two business days after posting exclusive of the day of posting (or five business days in the case of a posting to an address outside the United Kingdom);

20.3.3 if sent by fax at the time of transmission or, if the time of transmission is not during the addressee's normal business hours, at
           9.30 am on the next business day.

20.4 Communications addressed to the Company shall be marked for the attention of the Directors and communications addressed to CCP and/or the Purchaser and/or Koenig and/or Newick shall be marked for the attention of Jan Geertman and communications addressed to the Executive shall be sent to the Executive .

20.5       In proving service:-

20.5.1 by delivery by hand, it shall be necessary only to produce a receipt for the communication signed by or on behalf of the addressee;

20.5.2 by post it shall be necessary only to prove that the communication was contained in an envelope which was duly addressed and posted in accordance with this clause; and

20.5.3 by fax it shall be necessary only for the communication or a confirmatory letter to have been delivered by hand or sent by first class post on the same day but failure of the addressee to receive such confirmation shall not invalidate the relevant communication deemed given by fax.

21.        COSTS

           The Company shall pay each Party's costs in relation to the preparation, execution and carrying into effect of this agreement and of all the other documents referred to in it.

22.        PROPER LAW

22.1 This agreement shall be governed by and construed in all respects in accordance with the laws of England.

22.2 In relation to any legal action or proceedings arising out of or in connection with this agreement ("Legal Proceedings"), each of the parties to this agreement (other than CCP, Koenig, Newick and the Purchaser) who is not or who ceases to be resident in England ("Relevant Parties") hereby irrevocably submits to the exclusive jurisdiction of the English Courts and waives any objection to Legal Proceedings in such Courts on the grounds of venue or on the grounds that the Legal Proceedings have been brought in an inconvenient forum. These submissions shall not affect the right of any other party to take Legal Proceedings in any other jurisdiction, nor shall the taking of Legal Proceedings in any jurisdiction preclude any party from taking Legal Proceedings in any other jurisdiction.

22.3 Each of the Relevant Parties hereby undertakes to CCP, Koenig, Newick and the Purchaser and agrees irrevocably to appoint, and each hereby appoints, Titmuss Sainer Dechert to receive at its address set out at the beginning of this agreement, for it and on its behalf, service of process in any Legal Proceedings in England. Such service shall be deemed completed on delivery to such address (whether or not it is forwarded to or received by the relevant appointor).

Thus Agreed between the Parties, on 14 January 2000, and signed in threefold.

/s/Anthony E. Mohr                                       /s/Intertrust (Curacao) N.V.
--------------------------------------------             -------------------------------------------------
Mr. A.E. Mohr, for and on behalf of                      Gregory Elias, Managing Director of Intertrust
Global Information Group U.S.A. Inc.                     (Curacao) N.V. , for Jolec Trading Limited

/s/Anthony E. Mohr                                       /s/Benno P. Hafner
--------------------------------------------             ----------------------------------------
Mr. A.E. Mohr                                            Benno P. Hafner, for and on behalf of
                                                         Koenig Invest AG

/s/Philip van Wijngaarden                                /s/Intertrust (Curacao) N.V.
--------------------------------------------             ----------------------------------------------------
Mr Philip van Wijngaarden                                Gregory Elias, Managing Director of Intertrust
Chatelin Capital Partners Ltd.                           (Curacao) N.V., for and on behalf of
                                                         Newick Developments Limited

                                 FIRST SCHEDULE
                                   THE COMPANY

Date of Incorporation:- 6 April 1998

Incorporated in the State of Delaware

Registered Office:- 15 East North street Dover Delaware 19901 USA

Authorised Capital:- 10,000 shares of common stock par value US$0.01 each

Issued Capital:- 1,000 shares of common stock

Shareholders:- Anthony Mohr - 800 Shares; Henk Smit - 100 Shares; Jouke VPJ Brada - 10 Shares; Henri BG Sijthoff - 45 Shares; Charles Langereis - 45 Shares.

Director:- Anthony Mohr

Secretary:- Henk Smit

Accounting Reference Date:- 31

December 1999 Subsisting Mortgages and Charges:- None

                                 SECOND SCHEDULE
                                   WARRANTIES

Representations and Warranties. The Executive and the Company hereby represent and warrant to and undertake with CCP, Koenig, Newick and to the Purchaser as follows:-

         Organization. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as presently conducted and to execute, deliver and perform this agreement, and (c) is duly qualified as a foreign corporation and in good standing to do business in all such jurisdictions, if any, in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, except for those jurisdictions in which failure to so qualify would not have a material adverse effect on the business or assets of the Company. Executive has provided CCP with correct and complete copies of the Company's Certificate of Incorporation and Bylaws as in effect on the date hereof, which are contained in the Disclosure Letter.

         Equity Investments. The Company has never had, nor does it presently have, any subsidiaries, nor has it owned, nor does it presently own, any capital stock or other proprietary interest or other voting control, directly or indirectly, in any corporation, association, trust, partnership, limited liability company, joint venture or other entity.

         Capitalization. The authorized capital stock of the Company immediately upon the consummation at the Closing of the transactions contemplated hereby, and giving effect thereto, shall consist of 10,000 Shares, of which 1,000 Shares are validly issued and outstanding, and fully paid and nonassessable, with only limited liability attaching solely to the ownership thereof under applicable state law. The first schedule contains accurate details of (i) all holders of capital stock of the Company, including the number of shares of capital stock of the Company held by each such holder, and (ii) all outstanding warrants, options, agreements, convertible securities or other commitments pursuant to which the Company is or may become obligated to issue any shares of its capital stock or other securities of the Company, which names all persons entitled to receive such shares or other securities and the shares of capital stock or other securities required to be issued thereunder. There are no preemptive or similar rights to purchase or otherwise acquire shares of capital stock of the Company pursuant to any provision of law, the Certificate of Incorporation or Bylaws or any agreement to which the Company is a party, or otherwise, except as contemplated by this agreement and contained in Appendix B. There is no agreement, restriction or encumbrance (such as a right of first refusal, right of first offer, proxy, voting agreement, etc.) with respect to the sale or voting of any shares of capital stock of the Company (whether outstanding or issuable upon conversion or exercise of outstanding securities) except as contemplated by this agreement. The information contained in the first schedule is accurate and complete.

         Financial Information. The Business Plan contains all basic information which would be included in annual accounts of the Company for the period beginning on the date of incorporation of the Company and ending on 31 December 1999. Within 30 days upon Completion the Company shall provide the annual accounts in an agreed form to CCP.

         Absence of Undisclosed Liabilities. Except as disclosed in the Disclosure Letter, as of the date of this agreement, (a) the Company had no liability of any nature (matured or unmatured, fixed or contingent) which was not provided for or disclosed in the Disclosure Letter and on the statement of accounts payable, and (b) all liability reserves established by the Company were adequate in all respects. There are no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) .save as disclosed in the Disclosure Letter.

         Absence of Changes. Since December 1st, 1999, to the best of the Executive's knowledge there has not been (a) any adverse change in the financial condition, results of operations, assets, liabilities or business of the Company, taken as a whole, (b) any borrowing or agreement to borrow any funds or any liability or obligation of any nature whatsoever (contingent or otherwise) incurred by the Company, other than current liabilities or obligations incurred in the ordinary course of business, (c) any asset or property of the Company made subject to a lien of any kind, except as documented in Appendix B (d) any waiver of any valuable right of the Company, or the cancellation of any debt or claim held by the Company, (e) any payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of the Company, or any agreement or commitment therefor, (f) any issuance of any stocks, bonds or other securities of the Company or options, warrants or rights or agreements or commitments to purchase or issue such securities or grant such options, warrants or rights, (g) any mortgage, pledge, sale, assignment or transfer of any tangible or intangible assets of the Company, except with respect to tangible assets in the ordinary course of business, (h) any loan by the Company to any officer, director, employee or stockholder of the Company, or any agreement or commitment therefor, (i) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the assets, property or business of the Company, (j) any extraordinary increase, direct or indirect, in the compensation paid or payable to any officer, director, employee or agent of the Company, (k) any change in the accounting methods or practices followed by the Company or (l) any commitment (contingent or otherwise) to do any of the foregoing.

         Encumbrances; Burdensome Restrictions. The Company owns outright all of its property and assets, real, personal or fixed, tangible or intangible, reflected which are used or useful in the business of the Company, subject to no mortgages, liens, security interests, pledges, charges or other encumbrances of any kind, except as represented in Appendix B, in document nr. 15. The Company is not obligated under any contract or agreement or subject to any charter or other corporate restriction which materially adversely affects the Company's business, properties, assets, prospects or condition (financial or otherwise).

         Intellectual Property Rights

         Intellectual Property. There are no industrial and intellectual property rights, including without limitation, proprietary information, patents, patent applications, patent rights, mask works, mask work applications, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, know-how, certificates of public convenience and necessity, franchises, licenses, trade secrets, proprietary processes and formulae ("Intellectual Property Rights") necessary or required to enable the Company to carry on its businesses as now conducted and as presently proposed to be conducted as described in the Business Plan. A complete list of the Company's Intellectual Property Rights is contained in the Disclosure Letter. To the best of the Executive's knowledge, no third party has any ownership right, title, interest, claim in or lien on any of the Company's Intellectual Property Rights. The Company has not granted or assigned to any other person or entity any right to make, have made, assemble or sell the products or proposed products or to provide the services or proposed services of the Company.

         Proprietary Information of Third Parties. The Company has not materially violated or infringed, and is not currently materially violating or infringing, and the Company has not received any communications alleging that the Company (or any of its employees or consultants) has materially violated or infringed or, by conducting its businesses as presently proposed to be conducted, would materially violate or infringe, the Intellectual Property Rights of any other person or entity. No third party has claimed or has reason to claim that any Designated Person has (a) materially violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company which suggests that such a claim might be contemplated. No Designated Person has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and no Designated Person has violated any confidential relationship which such Designated Person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company, and the Company has no reason to believe there will be any such employment or violation. None of the execution or delivery of this agreement, or the carrying on of the business of the Company as officers, employees or agents by any Designated Person, or the conduct or proposed conduct of the business of the Company, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such Designated Person is obligated or under any judgment, decree or order of any court or administrative agency to which such Designated Person is subject.

         Prior Art; Technical Information. All prior art known to the Company which may be or may have been pertinent to the examination of any US patent or patent application contained in the Disclosure Letter has been cited to the US Patent and Trademark Office. To the best of the Company's knowledge, all technical information developed by and belonging to the Company which has not been patented has been kept confidential. The Executive, however, has disclosed certain individuals possess illegal copies of the source code.

         Litigation. There is no action, suit, proceeding, claim, arbitration or investigation ("Action") pending (or, to the best of the Company's knowledge, currently threatened) against the Company, its activities, properties or assets or, to the best of the Company's knowledge, against any Designated Person in connection with such Designated Person's relationship with, or actions taken on behalf of, the Company, other than those referred to in appendix B, under Litigation. There is no factual or legal basis for any such Action that might result, individually or in the aggregate, in any material adverse change in the business, properties or financial condition of the Company. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by the Company currently pending or which the Company intends to initiate.

         No Defaults. The Company is not in default (a) under its Certificate of Incorporation or Bylaws, or under any note, indenture, mortgage, lease, purchase or sales order, or any other material contract, agreement or instrument to which it is a party or by which it or any of its property is bound or affected, except for the defaults mentioned under Litigation or expressly mentioned therein, or
(b) with respect to any order, writ, injunction, judgment or decree of any court or any federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality. To the best of its knowledge, there exists no condition, event or act which constitutes, or which after notice, lapse of time or both, would constitute, a default under any of the foregoing.

         Labour agreements and Actions. The Company is not bound by or subject to any contract, commitment or arrangement with any labour union, and to the Company's best knowledge, no labour union has requested, sought or attempted to represent any employees, representatives or agents of the Company. There is no strike or other labour dispute involving the Company pending nor, to the Company's best knowledge, threatened, nor is the Company aware of any labour organization activity involving its employees. The Company is not aware that any officer or employee intends to terminate their employment with the Company nor does the Company have any present intention to terminate the employment of any of its officers or employees.

         Compliance. To the best of its and the Executive's knowledge the Company (a) has complied in all material respects with all federal, state, local and foreign laws, ordinances, regulations and orders applicable to its business or the ownership of its assets, and the Company has not received notice of any claimed default with respect to such laws, ordinances, rules and regulations; and (b) has or has applied for all federal, state, local and foreign governmental licenses and permits necessary or required to enable it to carry on its business as now conducted and as presently proposed to be conducted. Such licenses and permits, if issued, are in full force and effect, no violations have been recorded in respect of any such licenses or permits, and no proceeding is pending or, to the best of the Company's knowledge, threatened to revoke or limit any thereof. None of the aforesaid licenses and permits shall be affected in any material adverse respect by this agreement.

         Authorization of this agreement.

           The execution, delivery and performance by the Company of this agreement have been duly authorized by all requisite corporate action by the Company, and each constitutes the valid and binding obligation of the Company and Executive, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally and to general principles of equity. The execution and delivery of this agreement by the Company, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof by the Company, will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to the Company or (b) materially conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, the Certificate of Incorporation or Bylaws, or under any note, indenture, mortgage, lease, purchase or sales order or other material contract, agreement or instrument to which the Company is a party or by which it or any of its property is bound or affected, or (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company.

         Executive represents as to himself that he has full legal right, power and authority to enter into this agreement and to perform his obligations hereunder without the need for consent of any other person, and that this agreement has been, and each other document, certificate or instrument to be executed by Executive in connection herewith will be, duly and validly executed and delivered by Executive and constitutes, or will constitute, the legal, valid and binding obligation of Executive, enforceable against him in accordance with its terms.

         Transactions with Affiliates. None of Executive nor any affiliate, as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act") ("affiliate"), of Executive (other than the Company) nor any of the Company's officers, directors or employees (or any associate of the foregoing persons) has any interest, directly or indirectly, in any lease, lien, contract, license, encumbrance, loan or other agreement or commitment to which the Company is a party, or any property or asset used or owned by, or any interest in any supplier of, the Company. The Company is not materially indebted, directly or indirectly, to (a) Executive or to any such affiliate or associate of Executive (other than in respect of items (and amounts) fully disclosed in the Disclosure Letter) or (b) any officer, director or employee of the Company (or to any of their affiliates or associates) for any liability or obligation, whether arising by reason of stock ownership, oral or written agreement or understanding or otherwise. The Disclosure Letter contains a complete and accurate list of all employees of the Company owing more than $1,000 (except in respect of advances for business expenses, none of which exceeds $2,000 individually or $5,000 in the aggregate) in principal to the Company, setting forth the amounts owned, the applicable interest rates, a description of the security and the maturity dates of all such debts.

         No Governmental Consent or Approval Required. Except for the filing of any notice subsequent to the Completion that may be required under applicable federal and/or state securities laws (which, if required, shall be filed on a timely basis as may be so required), no consent, approval or authorization of, or declaration to, or filing with, any person (governmental or private) is required for the valid authorization, execution, delivery and performance by the Company of this agreement.

         Agreements. The Company is not a party to any written or oral contract not made in the ordinary course of business and, whether or not made in the ordinary course of business, the Company is not a party to any written or oral
(a) contract with any labour union, (b) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of normal operating requirements, (c) contract for the employment of any officer, individual employee or other person on a full-time basis or any contract with any person on a consulting basis, (d) bonus, pension, profit-sharing, retirement, stock purchase, stock option, hospitalization, medical insurance or similar plan, contract or understanding in effect with respect to employees or any of them or the employees of others, (e) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing of a lien on any assets of the Company, (f) guaranty of any obligation for borrowed money or otherwise, (g) lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party, (h) lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company, (i) agreement or other commitment for capital expenditures in excess of $10,000.00, (j) distributor, dealer, manufacturer's representative or sales agency agreement which is not terminable on less than ninety (90) days' notice without cost or other liability to the Company (except for agreements which, in the aggregate, are not material to the business of the Company); (k) contract, agreement or commitment under which the Company is obligated to pay any broker's fees, finder's fees or any such similar fees, to any third party, (l) contract, agreement or commitment under which the Company has issued, or may become obligated to issue, any shares of capital stock of the Company, or any warrants, options, convertible securities or other commitments pursuant to which the Company is or may become obligated to issue any shares of its capital stock, (m) contract, agreement or commitment under which the Company is obligated to repurchase or otherwise acquire or retire any shares of its capital stock, or (n) any other contract, agreement, arrangement or understanding which is material to the operation of the business of the Company. The Company has furnished to counsel to CCP true and correct copies of all such written agreements and other documents.

         Brokers. The Executive has not employed any broker or finder in connection with the transactions contemplated by this agreement.

         Registration Rights. Except as contemplated by this agreement, no person has any right to cause the Company to effect the registration under the Securities Act of any shares of Common Stock or any other securities (including without limitation, debt securities) of the Company.

         Compliance with ERISA; Benefit Plans. The Company does not (a) maintain, and it has never maintained, any employee benefit plan subject to ERISA or (b) contribute to, and has never contributed to, any such employee benefit plan maintained by any other person or entity.

         Environmental Matters. No Hazardous Substances have been used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company or any third party on, about or beneath any real property owned or leased by the Company, the result of which would have a material adverse effect on the Company. For purposes of this agreement, the term "Hazardous Substances" shall mean any substance regulated under any federal, state or local environmental law or regulation.

Disclosure. Neither this agreement nor any other written document, certificate, instrument or statement furnished or made to CCP by or on behalf of the Company or the Executive in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Company which materially adversely affects the business, properties or financial condition of the Company which has not been set forth in this agreement or in the other documents, certificates, instruments or statements furnished to CCP by or on behalf of the Company.

Inventory. All of the inventories of the Company are valued at the lower of cost or market, the cost thereof being determined principally on an average cost basis, except as disclosed in the Disclosure letter.

Accounts Receivable. All of the accounts and notes receivable of the Company represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, have been billed and are generally due and collectible within an average of 60 days after such billing and are not, to the knowledge of the Company and the Executive, subject to any defenses, counterclaims or offsets. The Disclosure Letter contains accurate details of (a) the total amount of accounts receivable of the Company outstanding as of the last day of the month immediately preceding the present month and (b) the agings of such receivables based on the following Annex: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the due date thereof.

         SECTION 23. Ownership of Shares. The Executive owns 800 Shares free and clear of all liens, charges, claims, security interests and adverse claims.

                                 THIRD SCHEDULE
                             RESTRICTED TRANSACTIONS

1. Increase, reduce or otherwise alter the authorised or issued share or loan capital (including the share premium account or other capital reserves) of the Company or its capital structure or make any variation to the rights attached to any of its shares.

2. Grant or create any option or other like rights to acquire any shares or securities convertible into shares in the Company, purchase or redeem or make any payment to any person for giving up his rights to any share capital on its cancellation or extinguishment.

3. Make any repayment of any loan stock or any loan notes issued by the Company or any term loan made available to the Company.

4. Create or permit the creation of or suffer to subsist any mortgage or charge whether fixed or floating or any other encumbrance or security interest of a similar nature on the undertaking, property or assets or any part thereof of the Company or issue any debentures or debenture stock.

5. Enter into or give or permit or suffer to subsist any guarantee of or indemnity in respect of the due payment of money or performance of any contract, engagement or obligation by any other person or otherwise.

6. Borrow or raise monies or obtain any advance or credit (other than normal trade credit and hire purchase and leasing commitments) if as a result the aggregate amount of all borrowings would exceed $25,000 the projections in the Financial Plan or factor or in any other way dispose of or encumber any of the Company's book debts.

7. Borrow or raise any monies which are not available for use by the Company.

8. Make any loans or advances or provide any credit (other than normal trade credit) in excess of $10,000 or acquire any loan capital of any corporate body.

9. Incur any capital expenditure exceeding the amount provided therefor in the capital expenditure budget in the then current Financial Plan by $15,000 for any individual item or $35,000 in aggregate and the expression "capital expenditure" shall without limitation include the following:-

9.1 entering into hire purchase or hiring or leasing agreements or arrangements for purchase by instalments;

9.2      purchasing or selling any fixed assets;

9.3      paying compensation for loss of office;

9.4      providing or purchasing of any pension or annuity;

9.5 establishing any bonus, profit sharing or other incentive scheme for directors and/or employees;

9.6 purchasing or acquiring any shares, debentures, debenture stock, mortgages or securities or interest in any other company, trust, partnership or other body.

10.      Make any material deviation from the then current Financial Plan.

11.1 Engage or dismiss any director or employee earning remuneration (including all fees payable to him by the Company) exceeding $50,000 per annum.

11.2 Increase the remuneration (including all fees payable to him by the Company) of any director or employee currently earning at least $50,000 by more than 10% per annum.

11.3 In relation to any such director or employee agree to or accept any variation in his terms of employment (other than agreeing to increase his remuneration within the limitation referred to in paragraph 11.2), waive or agree not to take any action in respect of any material breach by any such person of his contract of employment.

12. Lease, assign or grant any licence in respect of any property or assets other than the sale of current assets in the ordinary course of trading or grant or dispose of any interest in land owned or leased by the Company or take or omit to take any action which could prejudice the continuation of any lease to which it is entitled.

13. Dispose, whether outright or by way of licence or otherwise howsoever, any Investment Property rights owned by the Company.

14.1 Enter into or vary any unusual or onerous contract or agreement or arrangement or transaction or, otherwise than in the ordinary course of trading and on an arm's length basis, any material or major or long term contract.

14.2 Enter into any transaction or carry out any dealing which is not on arm's length terms or give any service otherwise than at market value.

15. Enter into or compromise or settle any substantial litigation other than in the ordinary course of business.

16. Apply for any of the shares in the Company to be listed or dealt in on the London Stock Exchange or any recognised investment exchange.

17. Make a substantial alteration or reduction in the nature or extent of the business carried on by the Company.

18.      enter into any partnership or joint venture or consortium arrangement.

19. Dispose of the whole or a material part of the undertaking assets or shares of the Company or any interest therein or form or acquire any subsidiary or subsidiary undertaking or acquire the whole or part of the undertaking assets or shares of any other person, firm or company.

20. Cease or propose to cease to carry on the business of the Company or take any steps to wind up the Company save where such company is insolvent or apply to petition to the Court for any creditors' order to be made in respect of the Company.

21.      Appoint or remove any executive director of the Company.

22. Delegate any matter to any committee of directors of the Company unless a CCP Director is a member of such committee or take any decisions which are material to the Company otherwise than at a meeting of the directors.

23.      Make any change to the Company's:-

23.1     auditors;

23.2 bankers or the terms of the mandate given to such bankers in relation to its accounts;

23.3     accounting reference date.

24. Make any alteration to the certificate or bylaws of the Company (other than by adopting the Revised Bylaws).

25. Make any distribution by way of dividend out of the profits of the Company or otherwise or agree to capitalise any reserves or apply any amount standing to the credit of the share premium account or capital redemption reserve for any purpose.

26. Establish any bonus, profit sharing, share option or other incentive scheme (whether legally binding or not) for directors and/or employees of the Company or vary any such scheme which has been established or grant any option over or in respect of any shares in the capital of the Company pursuant to such a scheme (except as set out in the Business
         Plan).

27. Appoint or remove the Auditor as referred to, i.a. in Clause 7 of this agreement.

                                 FOURTH SCHEDULE
                                DEED OF ADHERENCE

THIS DEED is made on                        200[ ]
BETWEEN:
(1)               [include names and addresses of existing parties other than Transferor];

(2)               [[                      ] of [                                                                   ]] [[
                  ], a company registered in [           ] under number [           ] the registered office of which is at [
                                                              ]] ("Transferor");

(3)               [[                      ] of [                                                                   ]] [[
                  ], a company registered in [           ] under number [           ] the registered office of which is at [
                                                     ]] ("New Shareholder").

1.                DEFINITIONS AND INTERPRETATIONS

1.1               In this deed, unless the context otherwise requires,  words defined in the Shareholders agreement shall have the same meanings in this deed and:

                  "Completion"  means the completion of the sale and transfer of the Transferred  Interest to take place at the offices of [
                                            ] on [                     ] in accordance with the Transfer agreement;

                  "Excepted Rights" has the meaning set out in clause 4;

                  "Share Purchase and Shareholders' agreement" means the agreement dated [          ] 2000 and made between (1)
                  Global Information Group USA, Inc., (2) Chatelin Capital Partners Limited, (3) Jolec Trading Limited (4) Anthony
                  Mohr (5) Koenig  and (6) Newick and relating to the Company;

                  ["Transfer agreement" means an agreement to be dated [            ] and made between the Transferor and the New
                  Shareholder;]

                  "Transfer Date" has the meaning set out in clause [3.1];

                  "Transferred Interest" means the transfer of [        ] Shares from the Transferor to the New Shareholder.

1.2               The provisions of clause 1.2 of the Share Purchase and Shareholders' agreement shall apply to this deed.

1.3               Headings and titles are used for ease of reference only and do not affect the interpretation of this agreement.

2.                RECITALS

2.1               The Transferor [is a party to] [has acceded by means of a deed dated  [                 ]  to] the Share Purchase
                  and Shareholders' agreement.

2.2               The Transferor wishes to transfer to the New Shareholder the Transferred Interest and the New Shareholder has
                  agreed to purchase the Transferred Interest [subject to and in accordance with the terms and conditions of the
                  Transfer agreement] and has agreed to execute this deed of adherence pursuant to clause 16.1] of the Share
                  Purchase and Shareholders' agreement.

3.                UNDERTAKINGS OF THE NEW SHAREHOLDER

3.1               In consideration of the agreement of the Transferor to transfer the Transferred Interest to the New Shareholder, the New Shareholder undertakes [subject to clause [3.2],] to each other party to this deed that it will, with effect from the date of transfer by the Transferor to the New Shareholder of the Transferred Interest ("Transfer
                  Date") and without prejudice to any liability of the Transferor in respect of any breach by it of its obligations under the Shareholders agreement prior to the Transfer Date, assume, perform and comply with each of the obligations of the Transferor under the Share Purchase and Shareholders' agreement as if it had been a party to the Share Purchase and Shareholders' agreement at the date of its execution.

[3.2              In consideration of the undertakings given by the New Shareholder under clause [3.1], the parties to this deed acknowledge and agree that the obligations of the Transferor under the Share Purchase and Shareholders'
                  agreement shall, with effect from the Transfer Date cease.]

NOTE:             This applies only of a transfer of all the Transferor's Shares.

4.                RIGHTS OF THE NEW SHAREHOLDER
                  The parties to this deed (other than the New Shareholder) agree that there should be accorded to the New
                  Shareholder with effect from the Transfer Date all the rights of the Transferor with respect to the Transferred
                  Interest (in each case without prejudice to the rights of the Transferor under the Share Purchase and
                  Shareholders' agreement in respect of any breach by any other party to it of its obligations thereunder at any time prior to the Transfer Date ("Excepted Rights") as if the New Shareholder had been a party to the Share
                  Purchase and Shareholders' agreement at the date of its execution and, with effect from the Transfer Date, the
                  Transferor shall cease to be entitled to those rights.

5.                NOTICES
                  For the purposes of clause 21 of the Share Purchase and Shareholders agreement (relating to communications), communications addressed to the New Shareholder shall be marked for the attention of [" "] to the address of the
                  New Shareholder as set out in this deed, or to such other address or fax number in England as the New
                  Shareholder may from time to time have notified to each of the other parties to this deed and the Company for this purpose.

6.                ASSIGNMENT AND TRANSFER
                  The parties to this deed hereby acknowledge and agree that no party shall have any right to assign, transfer or dispose of the benefit (or any part thereof) or the burden (or any part thereof) of this deed without the prior written consent of the other parties.

7.                GENERAL PROVISIONS
                  The provisions of clauses 19 and 20 of the Shareholders' Agreement shall apply mutatis mutandis to this deed as if they were expressly set out in this deed.

8.                PROPER LAW
                  Clause 23 of the Share Purchase and Shareholders' agreement shall apply to this deed.

                                 FIFTH SCHEDULE
                   AGREED PRINCIPLES FOR FIRST LOAN AGREEMENT

1. The Parties agree that the Company shall enter into a subordinated loan agreement ("First Loan Agreement") with Koenig and Newick ("Lenders") as soon as reasonably practicable after the date of this agreement and in any event no later than the date of Completion, pursuant to which the Company shall agree to borrow from the Lenders and the Lenders shall together agree to lend to the Company an aggregate principal amount of US$300,000 ("First Loan"). The First Loan will be advanced at Completion.

2. The First Loan shall carry interest at the rate of 6.5 per cent. per annum. Interest shall accrue on a daily basis and shall be payable on the date which falls 18 months from the date of Completion and every 3 months thereafter. The First Loan shall be repayable in full on the sooner to occur of (i) an IPO or Third Party Sale and (ii) the date 5 years after the date of Completion.

3. The principal of the First Loan shall be advanced in one tranche on the date of Completion.

4. The Company shall pay to CCP a fee of 2.5 per cent. of the principal amount of the First Loan, payable on the date on which the First Loan is advanced.

5. The First Loan Agreement will contain usual events of default and conditions precedent and the usual commercial covenants, warranties, indemnities and representations from the Company.

                                 SIXTH SCHEDULE
                   AGREED PRINCIPLES FOR SECOND LOAN AGREEMENT

1. The Parties agree that the Company shall enter into a subordinated loan agreement ("Second Loan Agreement") with Koenig and Newick ("Lenders") as soon as reasonably practicable after the date of this agreement and in any event no later than 180 days after Completion, pursuant to which the Company shall agree to borrow from the Lenders and the Lenders shall together agree to lend to the Company an aggregate principal amount of US$1,200,000 ("Second Loan").

2. The Second Loan shall carry interest at the rate of 6.5 per cent. per annum. Interest shall accrue on a daily basis and shall be payable on the date which falls 18 months from the date of Completion and every 3 months thereafter. The Second Loan shall be repayable in full on the sooner to occur of (i) an IPO or Third Party Sale and (ii) the date 5 years after the date of Completion.

3. The principal of the Second Loan shall be advanced in four equal tranches if in the reasonable opinion of the Board the Company's cash flow statements show a need for such advances.

4. The Company shall provide the lender with cash flow statements in a form acceptable to the lender on a monthly basis.

5. The Company shall pay to CCP a fee of 2.5 per cent. of the principal amount of the Second Loan Agreement, payable on the date of advance of the Second Loan.

6. The Second Loan Agreement will contain usual events of default and conditions precedent and the usual commercial covenants, warranties, indemnities and representations from the Company.

7. The Second Loan shall be applied in accordance with the Business Plan subject to the terms of this agreement

8. The Second Loan shall be secured in accordance with the provisions of clause 12.4 of this agreement and shall be conditional upon the Company's compliance with that clause.

                                SEVENTH SCHEDULE
                   AGREED PRINCIPLES FOR CONSULTANCY AGREEMENT

1. The Parties agree that the Company shall enter into a consultancy agreement ("Consultancy Agreement") with CCP as soon as reasonably practicable after the date of this agreement and in any event no later than the date of Completion, pursuant to which CCP shall agree to provide the Company with the consultancy services set out in paragraph 5 below ("Services") for the duration of the Investment Period.

2. The fees payable under the Consultancy Agreement shall be the arrangement fees referred to in this agreement.

3. All travel and other reasonable expenses of CCP incurred for the benefit of and approved by the Company are to be borne by the Company.

4. CCP shall be expected to work for such period as CCP may reasonably consider necessary to devote to the Company for the proper performance of the Services.

5.       CCP shall advise the Company on any Take-over, Flotation or IPO.

                                 EIGHTH SCHEDULE
                                SERVICE AGREEMENT